UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 10, 2007

Transcat, Inc.

(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York		14624

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code
585-352-7777

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Charles P. Hadeed as Chief Executive Officer
     On April 10, 2007, Charles P. Hadeed, 57, was appointed Chief Executive Officer of Transcat, Inc. (“Transcat” or the “Company”), succeeding Carl E. Sassano, who was elected Executive Chairman of the Board. Mr. Hadeed joined Transcat in April 2002 as Vice President of Finance and Chief Financial Officer. He was named Chief Operating Officer in October 2004 and President in May 2006. He will continue to serve as President. There was no arrangement or understanding between Mr. Hadeed and any other person pursuant to which he was appointed Chief Executive Officer.
     Mr. Hadeed brings more than 35 years of financial and strategic leadership experience to Transcat. Prior to joining the Company, he served as Vice President-Healthcare Ventures Group with Henry Schein Inc., Group Vice President-Operations at Del Laboratories Inc., and in various executive positions, including Vice President-Global Lens Care Operations, President-Oral Care Division, Vice President-Operations-Personal Products Division and Vice President/Controller-Personal Products Division, during his 20-year career at Bausch & Lomb Incorporated. Mr. Hadeed earned a B.S. in Accounting from Syracuse University and is a certified public accountant.
     Transcat and Mr. Hadeed are not parties to an employment agreement, however, the Amended and Restated Agreement for Severance Upon Change in Control dated April 19, 2006 and Mr. Hadeed’s qualification for coverage under the Post-Retirement Benefit Plan for Officers continue in effect.
     In connection with Mr. Hadeed’s appointment as Chief Executive Officer, Mr. Hadeed’s annual base salary was increased from $240,000 to $265,000. Mr. Hadeed’s target annual cash bonus amount as a percentage of base salary under the Company’s Performance Incentive Plan, as described in the Company’s Current Report on Form 8-K dated May 16, 2006, will remain at 40%.
     In addition, Mr. Hadeed was granted a stock option under the Company’s 2003 Incentive Plan to purchase 100,000 shares of Transcat’s common stock at $5.24 per share (that being the closing price of the common stock on April 10, 2007).
     On April 10, 2007, Transcat issued a press release announcing Mr. Hadeed’s new position as Chief Executive Officer. The press release is attached to this Form 8-K as Exhibit 99.1.

(c) Resignation of Carl E. Sassano as Chief Executive Officer and Appointment as Executive Chairman of the Board
     On April 10, 2007, Carl E. Sassano, 57, resigned his position as Chief Executive Officer of Transcat and was appointed Executive Chairman of the Board. In this capacity, Mr. Sassano will continue to work with the Company to identify and evaluate acquisition targets that have the potential to enhance the Company’s strategic plan. The Company anticipates that Mr. Sassano will devote approximately 25% of his time to the Company in this role. There was no arrangement or understanding between Mr. Sassano and any other person pursuant to which he was appointed Executive Chairman of the Board.
     Mr. Sassano was elected a director of Transcat in October 2000 to fill a vacancy on the board. He became President and Chief Executive Officer in March 2002 and was elected Chairman of the Board in October 2003. In May 2006, he ceased serving as President when Charles P. Hadeed assumed that position. Mr. Sassano was President and Chief Operating Officer of Bausch & Lomb Incorporated in 1999 and 2000, and held various executive positions prior to that during his career at Bausch & Lomb.
     Transcat and Mr. Sassano are not parties to an employment agreement, however, the Amended and Restated Agreement for Severance Upon Change in Control dated April 19, 2006 and Mr. Sassano’s qualification for coverage under the Post-Retirement Benefit Plan for Officers will continue in effect.

     Mr. Sassano’s annual base salary as Executive Chairman was set at $85,000 and his target annual cash bonus amount as a percentage of base salary under the Company’s Performance Incentive Plan, as described in the Company’s Current Report on Form 8-K dated May 16, 2006, was reduced from 40% to 33%. Mr. Sassano will receive all accrued vacation through his resignation date as Chief Executive Officer (approximately $20,000) and will continue to be eligible to receive health benefits as if he remained a full-time employee.
     Mr. Sassano will also remain eligible to participate in the Transcat, Inc. 2003 Incentive Plan. Additionally, Mr. Sassano’s outstanding restricted stock awards will be amended to allow for continued vesting pursuant to the vesting schedule as if he remained a full-time employee of the Company.
     On April 10, 2007, Transcat issued a press release announcing Mr. Sassano’s new position as Executive Chairman of the Board. The press release is attached to this Form 8-K as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Transcat, Inc. Press Release dated April 10, 2007

99.2	Transcat, Inc. Press Release dated April 10, 2007
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.
Dated: April 13, 2007	By:	/s/ John J. Zimmer
John J. Zimmer
Vice President of Finance and Chief Financial Officer